American High-Income Municipal Bond Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$30,877
Class B	$1,202
Class C	$1,639
Class F	$2,034
Total	$35,752
Class R-5	$495
Total	$495

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3382
Class B	$0.2841
Class C	$0.2762
Class F	$0.3370
Class R-5	$0.3556

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	95,475
Class B	4,255
Class C	6,019
Class F	6,517
Total	112,266
Class R-5	1,350
Total	1,350

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.56
Class B	$15.56
Class C	$15.56
Class F	$15.56
Class R-5	$15.56